Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

66 HUDSON BLVD EAST

NEW YORK, NY 10001

June 25, 2025

Quarterly Distribution Report No. 242

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

This Quarterly Distribution report relates to the payment received by the Trust from Sony Music Publishing during the first quarter of 2025 (the “Q1 2025 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q1 2025 Distribution Period (the “Q1 2025 Contingent Portion Payment”).

The Trust received $202,850 ($.7304 per Trust Unit) for the Q1 2025 Contingent Portion Payment, as compared to $248,922 ($.8963 per Trust Unit) for the payment attributable to the first quarter of 2024.

In addition, as of immediately prior to the Trust’s receipt of the Q1 2025 Contingent Portion Payment, the Trust had a cash balance of $63,932 ($.2302 per Trust Unit) in respect of the contingent portion payment attributable to the fourth quarter of 2024 (the “Q4 2024 Contingent Portion Payment”), which remaining amount was reserved by the Trustees for potential future administrative expenses and liabilities in accordance with Section 5.7 of the Trust’s governing document, the Declaration of Trust, dated December 3, 1964 (the “Declaration of Trust”).

After receiving the Q1 2025 Contingent Portion Payment, the Trust paid $128,793 to third party advisors and professionals providing services to the Trust in connection with invoices rendered to the Trust, leaving an aggregate balance of $137,989 ($.4968 per Trust Unit). The Trustees have decided to reserve the full amount of such balance for potential future administrative liabilities and expenses in accordance with Section 5.7 of the Declaration of Trust. As a result, the Trust will not make a distribution to the Unit Holders in respect of the Q1 2025 Contingent Portion Payment or the Q4 2024 Contingent Portion Payment at this time. The Trust will continue to assess the Trust’s needs with respect to future potential administrative expenses and liabilities to determine the amount of cash distributions, if any, to be made to Unit Holders in subsequent quarters in connection with contingent portion payments received by the Trust from EMI.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

  MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2025 and June 30, 2024 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2025	Per Unit*

Gross royalty income collected by EMI for the period	$945,031

Less: Related royalty expense	453,509
Amount deducted by EMI	218,786
Adjustment for copyright renewals, etc.	69,886

	742,181

Balance as reported by EMI	$202,850

Payments received by Trust	$202,850	$.7304

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	$128,793	$.4638
Reserve for future potential administrative liabilities and expenses	74,057	$.2666

Balance available for distribution	$—	$—

Distribution per Unit*		$—

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended Jun 30, 2024	Per Unit*	Twelve Months Ended Jun 30, 2025	Per Unit	Twelve Months Ended Jun 30, 2024	Per Unit

$912,743		$3,836,508		$3,921,271

435,630		1,401,853		1,436,558
228,184		1,146,544		1,195,315
7		69,976		3,450

663,821		2,618,373		2,635,323

$248,922		$1,218,135		$1,285,948

$248,922	$.8963	$1,218,135	$4.3863	$1,285,948	$4.6305

116,456	.4193	744,963	2.6825	424,237	1.5276
—	—	137,989	.4969	—	—

$132,466	$.4770	$335,183	$1.2069	$861,711	$3.1029

	$.4770		$1.2069		$3.1029